Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL HEADQUARTERS:

200 INNOVATION WAY,

AKRON, OHIO 44316-0001

MEDIA WEBSITE:

WWW.GOODYEARNEWSROOM.COM

MEDIA CONTACT:

ED MARKEY

330.796.8801

EMARKEY@GOODYEAR.COM

ANALYST CONTACT:

NICHOLAS MITCHELL

330.796.5512

NICHOLAS_MITCHELL@GOODYEAR.COM

NEWS RELEASE

GOODYEAR REPORTS THIRD QUARTER 2021 RESULTS

Net sales growth of 42% compared with the third quarter of 2020, 16% growth excluding the Cooper Tire transaction

Goodyear net income of $132 million; adjusted net income of $206 million

Merger-adjusted segment operating income of $449 million

Global consumer replacement volume continued to exceed industry, driven by large-rim diameter volume

Price/mix exceeds raw materials by more than $165 million; revenue per tire (excluding currency impact) up 10% versus third quarter of 2020

Expected synergies from Cooper Tire combination increase 50% to $250 million

AKRON, Ohio, Nov. 5, 2021 – The Goodyear Tire & Rubber Company today reported results for the third quarter and first nine months of 2021.

“We continued to capitalize on favorable industry trends in our key replacement markets,” said Richard J. Kramer, chairman, chief executive officer and president. “Overall consumer replacement demand remains robust, and our business continues to have momentum. We delivered our strongest price/mix in nearly a decade, more than offsetting inflationary pressures and driving strong earnings performance.”

“With the transportation industry moving record freight volume, we also saw robust demand from our largest commercial customers. As a result, our commercial business delivered another strong quarter, with fleet tire volume well above pre-pandemic levels,” added Kramer.

“In addition to positive trends in our business, we also expect to benefit from increased synergies as a result of our combination with Cooper Tire, which include added international initiatives and manufacturing and sales opportunities,” said Kramer.

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Goodyear’s third quarter 2021 sales were $4.9 billion, up 42% from a year ago. The increase was driven by the Cooper Tire merger, improvements in price/mix, increased sales from other tire-related businesses and higher volume.

Tire unit volumes totaled 48.2 million, up 32% from the prior year’s period. Replacement tire unit volume increased 44%, reflecting the addition of Cooper Tire unit volume, continuing industry recovery and market share gains. Original equipment unit volume decreased 7%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials.

Goodyear’s third quarter 2021 net income was $132 million (46 cents per share) compared to a net loss of $2 million (1 cent per share) a year ago. The 2021 period included several significant items, including, on a pre-tax basis, amortization related to Cooper Tire inventory step-up adjustments of $72 million. Third quarter 2021 adjusted net income was $206 million (72 cents per share) compared to adjusted net income of $24 million (10 cents per share) in the prior year’s quarter. Per share amounts are diluted.

The company reported segment operating income of $372 million in the third quarter of 2021, up $210 million from a year ago. The company also reported merger-adjusted segment operating income of $449 million, which excludes certain costs triggered by the Cooper Tire merger. The increase in segment operating income primarily reflects improvements in price/mix, the impacts of higher volume, including increased factory utilization, and higher earnings from other tire-related businesses. These factors were partially offset by higher raw material costs, the nonrecurrence of benefits related to temporary cost reductions during last year’s pandemic shutdown, and inflationary cost pressures in wages, benefits, transportation and energy. The reported results also include Cooper Tire operating income of $48 million, which includes $70 million of amortization of Cooper Tire inventory step-up adjustments and $7 million incremental amortization of Cooper Tire intangible assets.

Year-to-Date Results

Goodyear’s sales for the first nine months of 2021 were $12.4 billion, a 43% increase from the 2020 period, primarily due to higher volume, the Cooper Tire merger, increased sales from other tire-related businesses and improvements in price/mix.

Tire unit volumes totaled 120.7 million, up 37% from 2020. Replacement tire shipments increased 42%, which included additional tire unit volume related to the Cooper Tire merger, which closed on June 7, 2021, and both industry recovery and market share gains. Original equipment volume increased 19%, driven by higher global vehicle production in the second quarter and increased market share.

Goodyear’s net income was $211 million for the first nine months of 2021 (82 cents per share) compared to a net loss of $1.3 billion ($5.62 per share) in the prior year’s period. The first nine months of 2021 included several significant items, including, on a pre-tax basis, amortization of Cooper Tire inventory step-up adjustments of $110 million and transaction and other costs of $55 million, both in connection with the Cooper Tire merger, rationalizations, asset write-offs and accelerated depreciation of $82 million, primarily associated with the modernization of two manufacturing facilities in Germany, the permanent closure of a manufacturing facility in Gadsden, Alabama, and a plan to reduce selling, administrative and general expense in Europe, Middle East and Africa, a negative impact of $52 million related to a severe winter storm in the U.S. and a $114 million benefit related to a Brazilian Supreme Court ruling with respect to indirect taxes.

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Goodyear’s net income for the comparable period in 2020 included, on a pre-tax basis, a non-cash charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits, rationalizations, asset write-offs and accelerated depreciation of $227 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama, a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in the Europe, Middle East and Africa business, and a non-cash asset impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub. Goodyear’s adjusted net income for the first nine months of 2021 was $390 million ($1.52 per share), compared to a net loss of $550 million ($2.35 per share) in the prior year’s period. Per share amounts are diluted.

The company reported segment operating income of $897 million for the first nine months of 2021, up $1.2 billion from a year ago. The company also reported merger-adjusted segment operating income of $1.0 billion, which excludes certain costs triggered by the Cooper Tire merger. The increase in segment operating income primarily reflects the impacts of higher volume, including increased factory utilization, improvements in price/mix, higher earnings from other tire-related businesses, and the benefits of cost saving actions. These factors were partially offset by higher raw material costs, the nonrecurrence of benefits related to temporary cost reductions during last year’s pandemic shutdown, and inflationary cost pressures in wages, benefits, transportation and energy. Segment operating income also benefited from $69 million related to a Brazilian Supreme Court ruling with respect to indirect taxes, which was partly offset by the adverse effects of a severe winter storm in the U.S., which are estimated at $42 million. The reported results also include Cooper Tire operating income of $32 million, which includes $110 million of amortization of Cooper Tire inventory step-up adjustments, $11 million incremental amortization of Cooper Tire intangible assets and $6 million of other transaction-related items.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Total Segment Operating Income (Loss) and Margin; Merger-Adjusted Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2021 and 2020 periods.

Business Segment Results

Americas

	Third Quarter		Nine Months
(in millions)	2021	2020	2021	2020
Tire Units	25.9	16.2	60.4	39.2
Net Sales	$2,967	$1,823	$7,010	$4,630
Segment Operating Income (Loss)	259	106	606	(181)
Segment Operating Margin	8.7%	5.8%	8.6%	(3.9)%

Americas’ third quarter 2021 sales of $3.0 billion were 63% higher than in 2020, driven by the Cooper Tire merger, improvements in price/mix, increased sales from other tire-related businesses and higher volume. Tire unit volume increased 59%. Replacement tire unit volume increased 83%. Excluding the impact of Cooper Tire, U.S. consumer replacement volume increased 20%. Original equipment unit volume decreased 16%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials.

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Third quarter 2021 segment operating income of $259 million was up $153 million from the prior year’s quarter. The increase was driven by improvements in price/mix and the impacts of higher volume, including increased factory utilization. These factors were partially offset by higher raw material costs, the nonrecurrence of benefits related to temporary cost reductions during last year’s pandemic shutdown, and inflationary cost pressures in wages, benefits, transportation and energy. The reported results also include Cooper Tire operating income of $44 million, which includes $69 million of costs triggered by the combination, including amortization of Cooper Tire inventory step-up adjustments of $62 million and incremental amortization of Cooper Tire intangible assets of $7 million.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2021	2020	2021	2020
Tire Units	14.2	13.2	38.9	32.1
Net Sales	$1,397	$1,156	$3,858	$2,827
Segment Operating Income (Loss)	81	22	198	(141)
Segment Operating Margin	5.8%	1.9%	5.1%	(5.0)%

Europe, Middle East and Africa’s third quarter 2021 sales increased 21% from last year to $1.4 billion, primarily due to improvements in price/mix and the Cooper Tire merger. Tire unit volume increased 8%. Replacement tire unit volume rose 14%. Excluding the impact of the Cooper Tire merger, European consumer replacement volume increased 9%, driven by market share gains. Original equipment unit volume decreased 18%, reflecting lower vehicle production, which continued to be affected by shortages of components and materials.

Third quarter 2021 segment operating income of $81 million was up $59 million from the prior year’s quarter, driven by improvements in price/mix and the impact of higher volume, including increased factory utilization. These factors were partially offset by higher raw material costs, the nonrecurrence of benefits related to last year’s COVID-19 response actions, and inflationary cost pressures in wages, benefits, transportation and energy.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2021	2020	2021	2020
Tire Units	8.1	7.2	21.4	17.0
Net Sales	$570	$486	$1,556	$1,208
Segment Operating Income	32	34	93	6
Segment Operating Margin	5.6%	7.0%	6.0%	0.5%

Asia Pacific’s third quarter 2021 sales increased 17% to $570 million, driven by the Cooper Tire merger and improvements in price/mix. Tire unit volume increased 13%, reflecting the addition of Cooper Tire’s units. Replacement tire unit volume increased 10%. Original equipment unit volume increased 18%.

Third quarter 2021 segment operating income of $32 million was down $2 million from the prior year’s quarter, driven by higher raw material costs that were partially offset by improvements in price/mix.

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Cooper Tire

On June 7, Goodyear completed its announced Cooper Tire transaction. The company’s third quarter and year-to-date results incorporate the operating results of Cooper Tire since June 7. Cooper Tire sales during these periods totaled $907 million and $1.2 billion, respectively. Inventory and other assets of Cooper Tire were recorded based on their fair market value on June 7 and the cost of goods sold of tires sold after that date reflect the “step-up” to fair market value. Merger-adjusted segment operating income excludes the impact of this “step-up” and certain other costs triggered by the combination, which totaled $127 million for the first nine months of 2021, including $77 million in the third quarter.

The company continues to expect to deliver significant, immediate and long-term financial benefits as a result of the business combination. The company now anticipates a benefit of $250 million in run-rate synergies by mid-2023, which has been increased from an initial forecast of $165 million. The company expects to realize approximately $20 million of these savings in 2021.

The company’s estimates relating to other benefits of the transaction remain unchanged. The combination is expected to generate net present value of $450 million or more by utilizing Goodyear’s available U.S. tax attributes. These tax attributes are expected to reduce the company’s cash tax payments, positioning it to generate additional free cash flow. The company also continues to expect $250 million in one-time working capital benefits.

Conference Call

Goodyear will hold an investor conference call at 9:30 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 9:25 a.m. EDT and providing the Conference ID “Goodyear.” A taped replay will be available by calling (888) 562-0853 or (402) 220-7338. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 55 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; delays or disruptions in our supply chain or the provision of services to us; inflationary cost pressures; changes in tariffs, trade agreements or trade restrictions; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; increases in the prices paid for raw materials and energy; a labor strike, work stoppage, labor shortage or other similar event; foreign currency translation and transaction risks; work stoppages, financial difficulties, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2021	2020	2021	2020
NET SALES	$4,934	$3,465	$12,424	$8,665
Cost of Goods Sold	3,894	2,775	9,723	7,543
Selling, Administrative and General Expense	727	555	1,949	1,587
Goodwill and Other Asset Impairments	—	—	—	330
Rationalizations	13	25	81	133
Interest Expense	104	88	280	246
Other (Income) Expense	9	32	73	93

Income (Loss) before Income Taxes	187	(10)	318	(1,267)
United States and Foreign Tax Expense (Benefit)	53	(13)	95	50

Net Income (Loss)	134	3	223	(1,317)
Less: Minority Shareholders’ Net Income (Loss)	2	5	12	—

Goodyear Net Income (Loss)	$132	$(2)	$211	$(1,317)

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$0.47	$(0.01)	$0.83	$(5.62)

Weighted Average Shares Outstanding	283	234	254	234
Diluted	$0.46	$(0.01)	$0.82	$(5.62)

Weighted Average Shares Outstanding	286	234	257	234
Cash Dividends Declared Per Common Share	$—	$—	$—	$0.16

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30, 2021	December 31, 2020
Assets:
Current Assets:
Cash and Cash Equivalents	$1,187	$1,539
Accounts Receivable, less Allowance - $133 ($150 in 2020)	3,193	1,691
Inventories:
Raw Materials	901	517
Work in Process	186	143
Finished Products	2,356	1,493

	3,443	2,153
Prepaid Expenses and Other Current Assets	298	237

Total Current Assets	8,121	5,620
Goodwill	1,017	408
Intangible Assets	1,048	135
Deferred Income Taxes	1,195	1,467
Other Assets	1,023	952
Operating Lease Right-of-Use Assets	997	851
Property, Plant and Equipment, less Accumulated Depreciation – $11,133 ($10,991 in 2020)	8,216	7,073

Total Assets	$21,617	$16,506

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$3,962	$2,945
Compensation and Benefits	713	540
Other Current Liabilities	863	865
Notes Payable and Overdrafts	497	406
Operating Lease Liabilities due Within One Year	207	198
Long Term Debt and Finance Leases due Within One Year	651	152

Total Current Liabilities	6,893	5,106
Operating Lease Liabilities	831	684
Long Term Debt and Finance Leases	7,153	5,432
Compensation and Benefits	1,582	1,470
Deferred Income Taxes	99	84
Other Long Term Liabilities	553	471

Total Liabilities	17,111	13,247
Commitments and Contingent Liabilities
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 281 million in 2021 and 233 million in 2020	281	233
Capital Surplus	3,095	2,171
Retained Earnings	5,020	4,809
Accumulated Other Comprehensive Loss	(4,082)	(4,135)

Goodyear Shareholders’ Equity	4,314	3,078
Minority Shareholders’ Equity – Nonredeemable	192	181

Total Shareholders’ Equity	4,506	3,259

Total Liabilities and Shareholders’ Equity	$21,617	$16,506

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
(In millions)	2021	2020

Cash Flows from Operating Activities:
Net Income (Loss)	$223	$(1,317)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	645	665
Amortization and Write-Off of Debt Issuance Costs	10	9
Amortization of Inventory Fair Value Adjustment Related to the Cooper Tire Acquisition	110	—
Transaction and Other Costs Related to the Cooper Tire Acquisition	55	—
Cash Payments for Transaction and Other Costs Related to the Cooper Tire Acquisition	(41)	—
Goodwill and Other Asset Impairments	—	330
Provision for Deferred Income Taxes	(69)	10
Net Pension Curtailments and Settlements	30	19
Net Rationalization Charges	81	133
Rationalization Payments	(162)	(144)
Net (Gains) Losses on Asset Sales	(10)	2
Operating Lease Expense	223	217
Operating Lease Payments	(207)	(193)
Pension Contributions and Direct Payments	(71)	(40)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(963)	(502)
Inventories	(797)	655
Accounts Payable – Trade	696	(425)
Compensation and Benefits	134	95
Other Current Liabilities	22	75
Other Assets and Liabilities	89	172

Total Cash Flows from Operating Activities	(2)	(239)
Cash Flows from Investing Activities:
Acquisition of Cooper Tire, net of cash and restricted cash acquired	(1,856)	—
Capital Expenditures	(666)	(487)
Asset Dispositions	9	—
Short Term Securities Acquired	(83)	(56)
Short Term Securities Redeemed	91	71
Notes Receivable	6	(35)
Other Transactions	8	(8)

Total Cash Flows from Investing Activities	(2,491)	(515)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	849	1,555
Short Term Debt and Overdrafts Paid	(725)	(1,339)
Long Term Debt Incurred	7,526	5,942
Long Term Debt Paid	(5,393)	(5,149)
Common Stock Issued	9	—
Common Stock Dividends Paid	—	(37)
Transactions with Minority Interests in Subsidiaries	(13)	(3)
Debt Related Costs and Other Transactions	(98)	(14)

Total Cash Flows from Financing Activities	2,155	955
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(28)	(46)

Net Change in Cash, Cash Equivalents and Restricted Cash	(366)	155
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,624	974

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,258	$1,129

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Merger-Adjusted Segment Operating Income (Loss) is Total Segment Operating Income (Loss) less the impact of the amortization of inventory step-up adjustments, other transaction-related items and the incremental amortization of intangible assets related to the Cooper Tire merger. Merger-Adjusted Segment Operating Margin is Merger-Adjusted Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Merger-Adjusted Segment Operating Income (Loss) and Margin are useful because they allow investors to understand and evaluate the aggregate value of income created by the company’s SBUs in a manner that is more comparable to the performance of The Goodyear Tire & Rubber Company and Cooper Tire & Rubber Company in the periods before the merger by adjusting for certain expenses related to the Cooper Tire merger, including amortization of the Cooper Tire inventory step-up adjustments, incremental amortization of Cooper Tire intangible assets, and other transaction-related items.

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Merger-Adjusted Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

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Merger-Adjusted Segment Operating Income (Loss) and Margin, Segment Operating Income (Loss) and Margin

Reconciliation Table

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2021	2020	2019	2021	2020	2019

Merger-Adjusted Segment Operating Income (Loss)	$449	$162	$294	$1,024	$(316)	$703
Amortization of Cooper Tire Inventory Step-up Adjustments	(70)	—	—	(110)	—	—
Other Transaction-related Items	—	—	—	(6)	—	—
Incremental Amortization of Cooper Tire Intangible Assets	(7)	—	—	(11)	—	—
Total Segment Operating Income (Loss)	$372	$162	$294	$897	$(316)	$703
Goodwill and Other Asset Impairments	—	—	—	—	(330)	—
Rationalizations	(13)	(25)	(21)	(81)	(133)	(128)
Interest Expense	(104)	(88)	(88)	(280)	(246)	(261)
Other Income (Expense)	(9)	(32)	(35)	(73)	(93)	(74)
Asset Write-offs and Accelerated Depreciation	(1)	(4)	(1)	(1)	(94)	(2)
Corporate Incentive Compensation Plans	(25)	(14)	(13)	(58)	(24)	(28)
Retained Expenses of Divested Operations	(3)	(2)	(1)	(10)	(5)	(7)
Other	(30)	(7)	(14)	(76)	(26)	(38)

Income (Loss) before Income Taxes	$187	$(10)	$121	$318	$(1,267)	$165
United States and Foreign Tax Expense (Benefit)	53	(13)	31	95	50	63
Less: Minority Shareholders’ Net Income (Loss)	2	5	2	12	—	21

Goodyear Net Income (Loss)	$132	$(2)	$88	$211	$(1,317)	$81

Net Sales	$4,934	$3,465	$3,802	$12,424	$8,665	$11,032
Return on Net Sales	2.7%	(0.1)%	2.3%	1.7%	(15.2)%	0.7%
Total Segment Operating Margin	7.5%	4.7%	7.7%	7.2%	(3.6)%	6.4%
Merger-Adjusted Segment Operating Margin	9.1%	4.7%	7.7%	8.2%	(3.6)%	6.4%

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

Third Quarter 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$187	$53	$2	$132	286	$0.46
Significant Items:
Amortization of Acquisition Related Inventory Fair Value Adjustment	72	19		53		0.18
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	14	3		11		0.04
Pension Settlement Charges	11	3		8		0.03
Colombia National Strike	5			5		0.02
Americas Winter Storm Impact	2			2		0.01
Asset and Other Sales	(7)	(2)		(5)		(0.02)

	97	23	—	74		0.26

As Adjusted	$284	$76	$2	$206	286	$0.72

Third Quarter 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$(10)	$(13)	$5	$(2)	234	$(0.01)
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	29	6		23		0.10
Pension Settlement Charges	16	4		12		0.05
Indirect Tax Settlements and Discrete Tax Items	6	15		(9)		(0.04)

	51	25	—	26		0.11

As Adjusted	$41	$12	$5	$24	234	$0.10

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First Nine Months 2021	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$318	$95	$12	$211	257	$0.82
Significant Items:
Amortization of Acquisition Related Inventory Fair Value Adjustment	110	28		82		0.32
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	82	10		72		0.28
Acquisition Related Transaction and Other Costs	55	10		45		0.18
Americas Winter Storm Impact	52	10		42		0.16
Pension Settlement Charges	30	8		22		0.09
Inventory, Accrued Freight & Other Adjustments	13			13		0.05
Colombia National Strike	9			9		0.04
Debt Redemption Charges	5	1		4		0.01
Asset and Other Sales	(7)	(2)		(5)		(0.02)
Indirect Tax Settlements and Discrete Tax Items	(114)	(9)		(105)		(0.41)

	235	56	—	179		0.70

As Adjusted	$553	$151	$12	$390	257	$1.52

First Nine Months 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$(1,267)	$50	$—	$(1,317)	234	$(5.62)
Significant Items:
Goodwill and Other Asset Impairments	330	39		291		1.24
Indirect Tax Settlements and Discrete Tax Items	6	(277)	(1)	284		1.21
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	227	51		176		0.75
Pension Settlement Charges	19	5		14		0.06
Asset Sales	2			2		0.01

	584	(182)	(1)	767		3.27

As Adjusted	$(683)	$(132)	$(1)	$(550)	234	$(2.35)

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